EXHIBIT 10.30

                           AVERY DENNISON CORPORATION
                  SENIOR EXECUTIVE LEADERSHIP COMPENSATION PLAN


1.       PURPOSE

The purposes of the Senior Executive Leadership Compensation Plan ("SELCP" or the "Plan") for Avery Dennison Corporation (the "Company") are as follows:

a.   To attract and retain the best possible executive talent;

b.   To permit executives of the Company to share in its profits;

c.   To promote the success of the Company; and

d.   To link executive rewards closely to individual and Company performance.


2.   DEFINITIONS

a. Average Shareholders' Equity. "Average Shareholders' Equity" means the
   ----------------------------
numerical average for a given year of ending Shareholders' Equity for the five most recently completed fiscal quarters, including the last quarter of that year.

b. Bonus Maximum. "Bonus Maximum" means 10% of the excess of (i) the Company's
   -------------
Pre-Tax Return on Shareholders' Equity over (ii) the Minimum Threshold times Average Shareholders' Equity.

c. Cash Flow from Operations. "Cash Flow from Operations" means net cash
   -------------------------
provided by operating activities as disclosed in the Company's annual reports to shareholders and quarterly reports on Form 10-Q.

d. Code. "Code" means the Internal Revenue Code of 1986, as amended.
   ----
e. Committee. "Committee" means the Compensation and Executive Personnel
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Committee of the Company's Board of Directors.

f. Company. "Company" means Avery Dennison Corporation.
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g. Economic Value Added. "Economic Value Added" means operating profit after
   --------------------
taxes on income minus a capital charge based upon the Company's weighted average cost of capital.

h. ELCP. "ELCP" means the Executive Leadership Compensation Plan of the Company.
   ----
i. EPS. "EPS" means earnings per share, including extraordinary gains and
   ---
losses, divested operations and changes in accounting principles as disclosed in the Company's annual reports to shareholders.


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j. Income Before Taxes on Income. "Income Before Taxes on Income" means the
   -----------------------------
income before income taxes as reported in the Company's annual reports to shareholders.

k. Minimum Threshold. "Minimum Threshold" means a 12% Pre-tax Return on
   -----------------
Shareholders' Equity.

l. Net Income. "Net Income" means after-tax net income, including extraordinary
   ----------
items, discontinued operations and changes in accounting principles, as disclosed in the Company's annual reports to shareholders.

m. Net Sales. "Net Sales" means net sales as disclosed in the Company's annual
   ---------
reports to shareholders and quarterly reports on Form 10-Q.

n. Performance Objectives. "Performance Objectives" means one or more
   ----------------------
pre-established performance objectives, including: ROS, ROTC, ROE, EPS, Sales Growth, Net Income, Net Sales, Cash Flow from Operations, Economic Value Added and Total Shareholder Return.

o. Participant. "Participant" means any employee of the Company or any of its
   -----------
subsidiaries who has been designated as a participant in the Plan in accordance with Article 3.

p. Plan. "Plan" means the Senior Executive Leadership Compensation Plan for
   ----
Avery Dennison Corporation.

q. Plan Year. "Plan Year" means the fiscal year of the Company.
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r. Pre-Tax Return On Shareholder's Equity. "Pre-Tax Return On Shareholder's
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Equity" means the percentage determined by dividing "Income Before Taxes On
Income" by "Average Shareholders' Equity".

s. ROE. "ROE" means the percentage determined by dividing "Net Income" by
   ---
"Average Shareholders' Equity".

t. ROS. "ROS" means the percentage determined by dividing Net Income by Net
   ---
Sales.

u. ROTC. "ROTC" means the return on total capital of the Company as reported in
   ----
the Company's internally prepared Summary of Operations.

v. Shareholders' Equity. "Shareholders' Equity" means total shareholders' equity
   ------------
as disclosed in the Company's annual reports to shareholders and quarterly reports on Form 10-Q.

w. Target Bonus. "Target Bonus" means with respect to a Participant for any Plan
   ------------
Year the bonus opportunity for the Participant in such Plan Year on account of services rendered to the Company during the immediately preceding Plan Year. The Target Bonus is expressed as a percentage of the Participant's base salary in effect at the end of the Plan Year.

x. Total Shareholder Return. "Total Shareholder Return" means the cumulative
   ------------------------
shareholder return on the Company's common stock, including the reinvestment of dividends, as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's closing stock price at the end and the beginning of the measurement period, by (ii) the closing stock price at the beginning of the measurement period.

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3.   PARTICIPATION

Participation in the Plan is limited to key executives of the Company who have been designated as Participants by the Committee. Participants may include, but are not limited to: Chairman, CEO, President, Executive Vice Presidents, Senior Vice Presidents and Group Vice Presidents.


4.   ANNUAL BONUS OPPORTUNITY

Participants will have the opportunity to earn an annual variable bonus.

a.   Target Bonus

     The Target Bonus for each Participant is established each Plan Year and may be up to 100% of Base Salary.

b.   Bonus Payout

     i. A Participant's annual bonus payout is based on the Company's achievement versus pre-established Performance Objectives, subject to adjustment in certain circumstances by the Committee.

     ii. Within the first 90 days of the beginning of each Plan Year, the Committee will establish Performance Objectives for each Participant. Specific Performance Objectives will vary based on the specific business strategy of the Company, and may include such measures as:

          *        ROS                       *         Net Income
          *        ROTC                      *         Net Sales
          *        ROE                       *         Cash Flow From Operations
          *        EPS                       *         Economic Value Added
          *        Sales Growth              *         Total Shareholder Return

     iii. Bonus payouts will be determined based on the following schedule:

            Percentage Achievement
           of Performance Objectives         Bonus Payout (% of Target Bonus)
           -------------------------         --------------------------------

                    0 - 74%                                 0%
                   75 - 100%                             4 - 100%
                                                depends on Plan achievement
                                               (e.g. 90% Plan = 60% Payout)
                 101 - 112.5%                     four-for-one over 100%
                                              (e.g. 104% Plan = 116% Payout)

         iv. Bonus payouts will be determined based on the formula used to measure the Company's or the respective business unit(s) (as applicable) results for each Participant, and calculated in accordance with the Performance Objectives approved by the Committee. The maximum annual bonus payout is 150% of the Participant's base salary in effect at the end of the year.

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          v. The Committee may, in its sole discretion, decrease bonus amounts which would otherwise be payable under the Plan.

          vi. No bonuses for a Plan Year shall be paid to Participant unless the Minimum Threshold for such Plan Year is met. In addition, the total of the bonuses for a given Plan Year for the Participants shall not exceed the Bonus Maximum for such Plan Year.

c.   Bonus Determination In Cases Of Prior Participation in ELCP

     Participants who are eligible to receive a bonus under the ELCP during part of the Plan Year and are later designated as Participants under this Plan may, in the Committee's discretion, receive a bonus under this Plan on a prorated basis.

d.   Bonus Determination In Cases Of Leave Of Absence

     If a Participant is on an approved leave of absence (including, without limitation, leaves caused by short-term disability) for more than one month during the Plan Year, then the employee will continue to participate for that Plan Year; provided that the Committee may, in its sole discretion, decrease the bonus otherwise payable under the Plan on a prorated basis.

e.   Bonus Determination In Cases Of Termination

     i. Participants who terminate prior to the end of the Plan Year for any reasons other than death, disability, or retirement are not eligible to receive awards under this Plan, unless approved by the Committee.

     ii. Participants who terminate after the end of the Plan Year, but before payment of the award, are eligible to receive the awards under this Plan.

f.   Other Bonus Programs

     No Participant may participate in any other annual Company bonus plan.

5.   TIMING OF PAYMENT OF BONUSES

a.   Current Payment

     Except as provided in Section 6.b., the bonus determined by the Committee for each Participant shall be paid in cash and in full as soon as conveniently possible after such determination and certification by the Committee of the Company's achievement of the relevant Performance Objectives, but not later than two and one-half months from the last day of the Plan Year to which such bonus relates.

b.   Deferral of Bonus

     Participants may elect to defer receipt of all or part of such bonus in accordance with established deferred compensation plans offered by the Company.

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6.   PLAN ADMINISTRATION

a.   General Administration

     The Committee will administer the Plan, and will interpret the provisions of the Plan. The interpretation and application of these terms by the Committee shall be binding and conclusive. The Committee's authority will include, but is not limited to:

     i. Selecting Participants

     ii. Establishing and modifying Performance Objectives, and weighting Performance Objectives

     iii. Determining performance results and bonus awards

     iv. Making exceptions to the provisions of the Plan made in good faith and for the benefit of the Company

b.   Adjustments for Extraordinary Events

     If an event occurs during a Plan Year that materially influences the performance measures of the Company and is deemed by the Committee to be extraordinary and out of the control of management, the Committee may, in its sole discretion, increase or decrease the Performance Objectives used to determine the annual bonus payout. Events warranting such action may include, but are not limited to, changes in accounting, tax or regulatory rulings and significant changes in economic conditions resulting in windfall gains or losses.

c.   Amendment, Suspension, or Termination of the Plan

     The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time, if, in the sole judgment of the Committee, such action is in the best interests of the Company. Notwithstanding the above, any such amendment, suspension or termination must be prospective in that it may not deprive Participants of that which they otherwise would have received under the Plan for the Plan Year had the Plan not been amended, suspended or terminated.

7.   MISCELLANEOUS PROVISIONS

a.   Effective Date

     The effective date of the Plan is January 1, 1999.

b.   Titles

     Section and Article titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

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c.   Employment Not Guaranteed

     Nothing contained in the Plan nor any action taken in the administration of the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in the service of the Company.

d.   Validity

     In the event that any provision of the Plan is held to be invalid, void or unenforceable, the same shall not effect, in any respect whatsoever, the validity of any other provision of the Plan.

e.   Withholding-Tax

     The Company shall withhold from all benefits due under the Plan an amount sufficient to satisfy any federal, state and local tax withholding requirements.

f.   Applicable Law

     The Plan shall be governed in accordance with the laws of the State of California.

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